EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)

                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                    June 30,
                                                          -----------------------       ---------------------
                                                           1997            1996          1997          1996
                                                          -------         -------       -------       -------
Primary:
    Weighted average number of common shares
      outstanding .......................................  20,531          19,562        20,421        19,150
    Common equivalent shares of restricted stock
      subject to repurchase .............................     245             391           247           442
    Common equivalent shares assuming conversion
       of stock options .................................     968           1,628         1,271         1,600
                                                          -------         -------       -------       -------
    Shares used in computing per share amounts ..........  21,744          21,581        21,939        21,192
                                                          =======         =======       =======       =======
    Net income .......................................... $ 1,018         $ 1,262       $ 2,971       $ 2,130
                                                          =======         =======       =======       =======
    Net income per share (1) ............................ $  0.05         $  0.06       $  0.14       $  0.10
                                                          =======         =======       =======       =======

(1)  There is no difference between primary and fully diluted net income per share.